Exhibit 99.1

First Quarter Reports

Grid Performance

Kansas Grid Performance Summary

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the first quarter of fiscal year 2023 is summarized in Table 1.

Cash, live cattle markets increased to the third highest quarterly average during USPB’s 25-year history. Since then, prices have increased to record high levels in mid-April that surpassed the previous records set at the end of 2014. According to USDA reports, the total number of fed cattle harvested during the first quarter was down more than 8% compared to the previous year.

Live weights of USPB cattle were down 17 pounds, and carcass weights were 14 pounds lighter than the same time a year ago. USDA reports indicate industry average carcass weights are down 16 pounds for steers, and 20 pounds lighter on heifers compared to the first quarter last year. USPB placement weights were significantly lighter than the same period a year ago. Drought has brought feeder cattle into feedlots at lighter placement weights. Other weather events have also been a factor in some regions, where mud has decreased yields and held back gains.

Quality grading of USPB carcasses has been strong in recent years. During the first quarter, Prime percentage, shown in Figure 1, exceeded 8% and was the third highest in company history. Choice and Prime percentage, in Figure 2, was second highest. The percentage of Certified Angus Beef® (CAB) was also higher.

1

Rewards in the marketplace for quality were all down from their record high levels during the previous quarter, yet remained above average during the company’s history. The Choice/Select spread was the eighth highest quarter on record and $11/cwt higher than a year ago. The CAB premium used on the grid was only slightly higher than a year ago, but remained the ninth largest. Prime premium was lower, but remained over $9 higher than the historical first quarter average. Quality grade premium per head was down from the record high during the previous quarter, but over $17 higher than the first quarter of 2022.

Yield grade rebounded to again be an overall premium on the USPB Kansas grid. Plant averages for Yield Grade 4s and 5s increased, but USPB cattle decreased slightly from a year ago. Both the plant average and USPB averages are shown in Figure 3.

Average total premium per head, shown in Figure 4, was also down from the record high set during the previous quarter, but was nearly $16 per head more than a year ago and ranked as the sixth highest of the company’s 101-quarter history.

So far, during the second quarter to-date, fed cattle prices have set new records. The Choice/Select spread is increasing but the CAB premium has been at the floor of $3/cwt. Yields of USPB cattle have improved. Yield Grade 4&5 percentages have decreased for both USPB cattle and the plant average which are both typical for the second quarter. Premiums of USPB cattle are lower, but are higher than the second quarter of last year.

2

USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY23, Q1 (this Qtr)	FY22, Q4 (last Qtr)	FY22, Q1 (year ago)	FY23, Q2 to-date
USDA-KS cash $/cwt.	$159.96	$150.04	$138.24	$170.86
Choice & Pr. Threshold, %	74.34	69.39	74.83	72.34
CH/SE spread, $/cwt.	$19.07	$26.99*	$7.75	$13.43
Prime/Choice spread, $/cwt	$27.94	$48.36*	$32.32	$25.36
CAB spread, $/cwt.	$5.56	$10.74*	$5.34	$3.00
Plant Average YG 4&5, %	17.13	12.19	14.88	11.52
% steers	43.26	40.66	43.32	41.98
% black hided	77.16	74.36	75.81	76.39
Apparent Avg Daily Gain	3.53	3.55	3.63	3.26
In weight	752	752	772	729
Days fed	174	176	169	186
Live weight	1,367	1,378	1,384	1,335
Carcass weight	871	880	885	853
Yield, %	63.74	63.88	63.98	63.96
Prime, %	8.07	7.38	7.40	8.30
Choice & Prime, %	89.75	85.93	88.71	87.25
CAB, %	29.27	23.72	27.38	229.38
CHBP, %	0.79	0.63	0.81*	0.73
BCPR, %	19.64	20.61	20.88	17.60
Yield Grade 1&2, %	40.12	44.74	40.23	44.91
Yield Grade 3, %	43.29	39.35	42.71	41.19
Yield Grade 4&5, %	16.59	15.92	17.06	13.89
Average backfat, inches	0.61	0.64	0.61	0.59
Actual–Required REA, sq.in.	0.54	0.91	0.54	0.66
Heavyweight, %	1.42	1.86	1.79	0.96
Total Condemned liver, %	21.51	19.92	16.41	24.58
Open Abscessed liver, %	3.99	3.32	2.28	5.00
QG premium/head	$56.77	$89.83*	$39.36	$38.29
Yield benefit/head	$11.30	$15.69	$17.54	$19.22
Yield Grade premium/head	+$3.08	-$1.52	-$0.04	-$0.38
Outweight discount/head	-$2.36	-$3.23	-$4.04	-$1.89
Steer premium/head	$6.00	$5.66	$6.07	$5.61
Subtotal premium/head	**$74.79**	**$106.43***	**$58.89**	**$60.85**
Natural premium/head	$0.71	$0.94	$0.81	$0.51
Total premium/head	**$75.50**	**$107.37***	**$59.70**	**$61.36**
Top 25% premium/head	$132.89	$187.26*	$104.32	$114.30

3

Iowa Grid Performance Summary

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

Premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit” like the Kansas grid. Instead, the benefit of the $1/cwt “formula allowance” which is added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant, in a different region on a different grid.

Outdoor feedlots in the Cornbelt have been significantly affected by winter weather, as much of the region had more snow and precipitation compared to Kansas. Cornbelt feedlots have a wide variety of design. Some are confined, entirely under roof. Others are cement lots with shelter that are scraped for manure removal and others are open, dirt lots which are affected more drastically during winter weather precipitation. As a result, the average yield of USPB cattle delivered to the Tama plant was record low, as shown in Figure 5.

Similar to the USPB cattle delivered to Kansas plants, cattle on the Iowa grid also had lighter carcass weights. Placement weights going on feed were the lightest and they had the most days on feed. Less steers were also delivered compared to a year ago.

The Choice and Prime percentage was record high during the first quarter. USPB cattle delivered to the Tama plant usually grade extremely high. By comparison, all cattle harvested in the U.S. during the first quarter averaged 84.34% Choice and Prime, according to USDA reports. Likewise, industry average Prime percentage was 9.40%.

4

Quality grade premium on the Iowa grid was down from the record high set during the previous quarter, but higher than a year ago.

USPB cattle delivered to Iowa decreased in Yield Grade 4&5 percentage from the record high set during the previous quarter. However, they were the second highest during the history of the Iowa grid. Plant averages also decreased, but at a lesser rate. As a result, yield grade premium per head remained positive. Figure 7 shows both the USPB and the plant average.

Total premium per head was $65.04 per head more than selling on the cash, dressed delivered market in the Iowa/Minnesota region, as reported by the USDA. This was down from the record high during the previous quarter, but slightly higher than the first quarter of 2022. Once again, quality grade premium accounted for a large percentage of the overall total premium.

So far, during quarter two, the spread between the Cornbelt and Kansas cattle markets has increased in favor of the Iowa market. Similar to last year, it appears that cattle on feed numbers in the Cornbelt are down and the Iowa/Minnesota market has again been leading the industry.

This makes the USPB Iowa grid more attractive to feedlots located farther away from the plant. If you have an interest in shipping black-hided cattle to Tama on the USPB grid, please call the USPB office.

So far during the second quarter, the Iowa/Minnesota fed cattle market continues to gain strength and the USPB Iowa base carcass price has been $11.01/cwt more than the Base grid in Kansas. Yields are improving. USPB yield grades are getting leaner as they tend to during the second quarter, but plant averages have decreased to a greater degree. So far, Prime and Choice or better percentages have been very high. As a result, quality grade premium per head is strong but yield grade is a discount, on average.

If you have questions about the grid, please call 866-877-2525.

5

Financial Results

USPB has closed its books for the first quarter of fiscal year 2023 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended March 25, 2023, USPB recorded net income of $7.4 million compared to net income of $61.0 million in the same period in the prior year, a decrease of approximately $53.6 million. The decrease was the result of substantially lower net income at National Beef Packing Company, LLC (National Beef).

For the first quarter, National Beef recorded net income of $51.4 million, a decrease of $363.9 million compared to the same period a year ago. Lower per unit beef processing margins, along with a decrease in volume, led to a decrease in overall profitability in the 2023 period, as compared to the 2022 period.

During the first quarter of 2023, USPB producers delivered 219,885 head of cattle through USPB to National Beef. The average gross premiums for all the cattle delivered was $74.74 per head, with the top 25% and 50% receiving premiums of $132.69 and $110.08, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.

6

Lead the Way with YPC

The USPB Young Producer’s Class (YPC) provides young men and women an opportunity to become better acquainted with USPB. Many YPC participants represent operations that rely on USPB as part of their marketing plans. Since the program’s inception in 2016, class participants have taken on leadership positions in the beef industry, and also with their respective businesses that ship finished cattle to USPB. Class participants meet for educational sessions in Dodge City, Kansas, and Kansas City, Missouri. Attendees also tour the National Beef processing plant in Dodge City, the USPB headquarters and the Kansas City Steak Company in Kansas City, and National Beef Leathers in St. Joseph, Missouri.

To nominate a young professional on staff who could benefit from participation, please email Tracy Thomas or Brian Bertelsen at uspb@uspb.com. They will then contact you to learn the specifics of the individual for consideration in future YPC classes.

May is Beef Month!

It’s time to fire up the grill in celebration of our favorite protein. For the latest information on all things beef, visit www.beefitswhatsfordinner.com.

From the Ranch: Diversifying with Data

In California’s agricultural epicenter, the Grimmius family has made a living feeding cattle in the San Joaquin Valley. It’s a way of life passed down to Randall Grimmius by his father, Tom, who founded Grimmius Cattle Company in Visalia in the 1960s. Though the business has expanded into other avenues, feeding beef cattle remains the heart of it all. This is why Randall has incorporated USPB into the business model on cattle his family finishes locally and in High Plains feedlots.

Randall has been involved with USPB since its inception, when he and Tom decided to purchase shares in the company. It has been essential to the operation’s development and growth.

“Before, we didn’t necessarily have guidelines,” Randall says. “You’d have things that you’d aim for, but U.S. Premium Beef gave us a lot of details on what we needed to aim for.”

Using the data

Delivering cattle through USPB ensures greater profits for beef producers like Randall, who markets consumer-centric beef that sells for a premium. Receiving critical individual carcass data, including hot carcass weight, quality grade, yield grade and branded beef program qualifiers, is an additional benefit. Premium data points are also provided like ribeye area, marbling score, backfat, value per head and value per hundredweight.

“I really appreciate the feedback I get from the plant where I get individual carcass information,” he says. “I can then return to my suppliers and see which genetics proved to be better than others.”

These days, Grimmius Cattle Company has expanded beyond feeding cattle and now operates a specialized calf nursery, and markets genetics through a powerful lineup of Angus and Charolais bulls. The comprehensive data Randall receives from USPB helps develop those genetics.

“U.S. Premium Beef gives us targets on the kind of the cattle that we need to supply. In other words, it keeps us competitive in the market,” he says. “It will definitely be a part of our future.”

7

FY 2022 Annual Meeting Highlights

The fiscal year 2022 annual meeting was hosted in Dodge City, Kansas, on March 15. USPB Board Chairman Mark Gardiner welcomed participants by celebrating USPB’s 25th anniversary of commencing operations.

President and CEO Tim Klein and Vice President of Cattle Procurement Chad Barker detailed National Beef’s financial and operational results for 2022, noting that it has been able to put the effects of COVID-19 in the rearview.

Klein reported on National Beef’s operations including processing, transportation, direct to consumer, wet blue leather processing, consumer ready and further processing. National Beef supplies boxed beef and branded products domestically, and exports to more than 60 countries.

Updates were provided on the hide-on carcass wash facility in the Dodge City plant. Klein shared demand for leather products has improved following the global reduction in consumer goods due to COVID-19. He emphasized the importance of trade to National Beef, specifically in the Pacific Rim and, recently, China.

During the USPB business meeting, CEO Stan Linville highlighted cattle deliveries and provided an overview of National Beef operations as they pertain to USPB, and the positive impact for its members.

CFO Scott Miller outlined the company’s financial performance over the previous year. Vice President of Marketing Tracy Thomas provided a membership history during the past 25 years, and also detailed current marketing activities. Vice President of Field Operations Brian Bertelsen discussed USPB cattle and carcass performance.

Following a prime rib dinner, Ethan Lane, vice president of government affairs for the National Cattlemen’s Beef Association (NCBA), shared NCBA’s latest lobbying efforts in Washington, D.C., on behalf of the nation’s beef producers.

Please make plans to attend the USPB annual meeting next year on March 20, 2024.

Steers v. Heifers Carcass Reports

At the recent USPB Fiscal Year 2022 Annual Meeting, a summary of live animal and carcass differences between steers and heifers was presented. A more detailed summary of steer and heifer lots delivered to Kansas plants during fiscal year 2022 is listed in Table 3.

Apparent total feedyard gain was 90 pounds greater for steers than heifers. Apparent average daily gain was also higher for steers. These numbers are “apparent” since they are simply calculated from “live weight” and “in weight” divided by “days on feed” that are listed on the Form B/Showlist form when submitted to USPB. Gain is not tabulated from actual feedyard closeouts.

Steers were placed on feed heavier and fed more days. This led to 80 pounds of additional hot carcass weight (HCW) for steer lots.

The heifer lots had better quality grades; however, they also had a slight increase in “over 30 months” and “dark cutters.”

Heifers also had more Yield Grade 4&5 carcasses. A heifer’s natural hormone profile is more conducive to fat deposition. Remember, marbling and backfat are both fat deposition.

Note that heifers had more average backfat. They would have had an even greater percentage of yield grade 4s and 5s if their ribeye in relation to HCW, or “actual minus required ribeye area” (REA) wasn’t better than steers. In other words, according to the yield grade equation, heifers had enough REA in relation to their HCW to offset the increase in backfat.

That’s not to say heifers are more “heavily muscled” than steers, but instead, their smaller HCW works in their favor within the yield grade equation. The variables in that equation include HCW, backfat and REA. Final yield grade increases as HCW gets larger, backfat increases and REA decreases.

Also notice the actual REA for heifers was smaller than steers. Yet another way to explain this occurrence is that heifers had a slightly smaller REA and a significantly lighter HCW, and this relates to the more favorable REA in relation to HCW. This is a very typical relationship that is observed year after year.

8

The challenge with a heifer is to not let her get too much dietary energy too early and become a Yield Grade 4 at a much lighter harvest weight, which results in less total dollars per head. While easier said than done, a heifer has a naturally slower rate of growth and requires more total days growing or backgrounding. Therefore, a heifer requires more investment until “payday.” This is why implants are especially helpful on heifers.

Conversely, a challenge with steers is to get them to a high percentage of Yield Grade 3s without getting them too big and generating too many heavyweight discounts. This is why steers placed at heavier in weights are challenging to successfully market on a grid. It is also why some producers tend to use a slightly less aggressive, or less powerful, implant on steers to encourage a better balance between growth rate and marbling (fat) deposition.

Heifers had the advantage in quality grade premium and less outweight discount. Steers had the advantage in yield benefit and, obviously, the steer premium. In total, steers averaged $6/head more premium.

The steer premium was a significant part of the difference. It was put in place to encourage more steers to be delivered on the USPB grid. Why? Packing plant economics. A large plant can harvest 6,000 head per day. If it runs 100% steers today and all heifers tomorrow, then the fixed costs per pound will be higher tomorrow.

The most important difference to note is steers were $162 more total dollars per head — a very significant difference. To put that in terms of a 750-pound feeder animal, that is $21.60/cwt.

That difference is only based on gross income. It does not take into account the advantage of more efficient gain that steers possess.

9

Did You Know…

•	If you have changed any of your contact information recently, please provide specifics to the USPB office.

•	The best way to submit information is to email uspb@uspb.com.

•	Please notify USPB if you have unused Class A delivery rights you desire to make available for lease.

The Picture for Beef Demand

Snapshots of the beef industry now look very similar to the scene in 2014, and many are turning to patterns from the previous decade as a basis for predicting beef prices and demand. Dr. Glynn Tonsor, an economist and professor at Kansas State University, describes how drought, tighter supplies and rising prices are uniquely shaping today’s beef demand picture.

“Demand” is often a misunderstood concept in economics. According to Tonsor, demand is a “schedule of quantities consumers will buy at different prices” and is represented by a demand curve. In the case of beef demand, the price and quantity of pounds sold determines the demand curve. If demand is stronger and the curve has shifted outward, for instance, it indicates that at the same price, people will buy more product.

“That’s very different than if the price goes down, people will buy more,” he says. To better illustrate, he shares his blue jean analogy:

You go to a store to buy one pair of blue jeans. The store is having a ‘buy one get one free’ deal. You go home with two pairs because of the reduced price, not because you were willing to pay more for the jeans.

Tonsor explains how in this scenario, per capita consumption of blue jeans doubles because the price is halved, but nothing changed in the demand curve. Applying this to beef, he says, “The fact that per capita consumption goes up or down itself doesn’t tell me anything about demand.”

Per capita consumption, a commonplace measurement to indicate beef industry health, is not the same as demand and can be misleading on its own, Tonsor emphasizes. Since per capita consumption is simply a calculation of beef available in the market divided by the population, it does not reflect the price of beef or other factors like a decline in exports or increased production efficiency.

In the face of an adverse macroeconomic event, beef demand historically takes a big hit because the high-quality protein is most sensitive to income. So, when the pandemic first started to take its toll in March 2020, Tonsor believed beef would fare worse than pork or chicken. But he did not see the federal aid coming.

“I think that made a lot of people more comfortable opening up their wallets,” he reflects. “Savings rates went up and disposable income went up because people stayed at home.”

By the time July 4, 2020, came around, Tonsor says he was convinced retail volume and prices paid for beef could offset the foodservice plummet, and aggregate domestic beef demand would remain stable.

Now with the pandemic in the rearview, there are new challenges for the industry: tighter fed cattle supply due to drought, and higher input costs from inflation. Tonsor says on the fed cattle side, the biggest difference between the current picture and the picture in 2014 — a reflection of drought from 2010 to 2012 — is the industry has more available packing capacity as less head are available to process.

10

“We’re reducing domestic beef production for at least the next two years,” he says. “Domestic beef production is the biggest driver of what is available in the U.S. market. So, the amount that’s available per person, which drives that per capita consumption number is going to go down — that is pretty much mathematic guarantee.”

Prices will increase in response to supply, and Tonsor predicts a higher percentage hike in price than in 2014. With consumer beef markets more fragmented than a decade ago, Tonsor assures, “The ability to pass on higher cost of production is easier if you can get your product in front of people who are less price sensitive,” which he thinks is more likely.

Still, he does give pause to inflation. Though slow progress is in motion, he warns if inflationary pressures worsen, that may affect the buying power of U.S. households — an issue not prevalent in 2014.

How will beef shoppers react to greater inflation? Tonsor says it will vary depending on price sensitivity. A loyal beef purchaser may opt for a sirloin over a ribeye; while most price sensitive shoppers will choose whatever protein option is cheapest at the time.

“The more price sensitive you are, the closer you are to treating a gram of protein as a gram of protein and you put less weight on taste,” he says. “The less price sensitive you are, the more weight you put on the eating experience.”

In the aggregate, he predicts a shift toward ground beef or chicken breasts in price sensitive shoppers. And if the demand for ground holds through tighter fed cattle supply, there will be a greater need for imported lean — especially if exports continue to climb. A combined surge in imports and exports only adds value to the industry, he assures.

While U.S. beef demand is at a 30-year high, Tonsor shares meat (beef, pork and chicken) demand for the first quarter of 2023 is weaker compared to the same time last year, based on data from the Meat Demand Monitor he developed, funded by the beef and pork checkoffs:

ksumeatdemandmonitor.shinyapps.io/MDMapp/.

Though he expects that trend to continue for at least another quarter, and for the beef demand bar to be lower the entirety of 2023, he is cautiously optimistic 2024 will be flat. And, he assures, this is not a quality issue, but a macroeconomic household struggle — families are paying off credit card bills after the holidays; and cost of living has exceeded wages for the majority. Overall, he predicts aggregate demand growth for beef, pork and chicken will slow for the next couple years, but not at the rates experienced in the early 2000s.

Over the next 20 years, Tonsor emphasizes the importance of exports while also recognizing the potential for domestic growth. He explains younger generations, who are more likely to have four or more eating occasions in a day, prioritize convenience and portion size. This presents an opportunity for the protein industry to offer smaller portion sizes at a higher price point as the generational buying power shifts.

With this in mind, he encourages producers to keep their foot on the gas pedal when it comes to beef quality, which is essential for the distinct comparative advantage U.S. beef offers domestically and abroad. Recognizing “our biggest economic carrot for beef demand growth is outside the U.S.,” he says it is important to intensively manage inputs to gain efficiency, rather than sacrificing quality to compete on a cost per pound basis. Looking at international marketing opportunities, American beef must maintain superior quality to succeed in targeting the highest-spending markets.

“I encourage the beef industry to focus on things it can influence,” he says, “which is the quality of cattle and beef.”

11

Best Today, Better Tomorrow

National Beef® names its first Chief Sustainability Officer and shares our story of our longstanding commitment to sustainable business practices.

Sustainability.

It’s something of a cultural buzzword these days, and National Beef doesn’t do business by following fads, trends and buzzwords. In this case, however, the buzzword simply provided the framework to communicate exactly what has been in practice since day one.

“When I think about what we've been doing as a company for the past 30 years, I think about operating with integrity, prioritizing people, respecting animals and respecting the land," said Rob Cannell, chief sustainability officer. “We’re not creating anything new with this sustainability initiative, we’re just framing it in a way that resonates with people.”

Where some companies scramble to catch up with trends and performatively align themselves with what’s getting attention at the moment, sustainable business practices have always been in National Beef’s DNA: Operating the business to produce safe, high-quality beef, remaining mindful of the interests of employees, business partners, customers, and the communities in which it operates, and striving to be a good steward of animals in its care and apply processes that protect the environment and natural resources.

That’s National Beef through and through — only now, it’s official.

Take it from Rob Cannell, recently appointed to his new role as chief sustainability officer.

“One of the problems with the word ‘sustainable’ is that it can be defined differently by every single human being on this planet,” said Cannell. “To me, sustainability boils down to efficiency and respect. We’ve always worked to produce more product with less energy. Twenty years ago, we did it to be efficient. Efficiency is still a great outcome, but now we know it means more than that. Respect has undergone a similar shift in meaning. Treating the animals well, treating the people well, supporting the communities — those things have always been important to us. But now, it’s important to outside parties and there’s a heightened sense of awareness and visibility on these practices, which is great for us.”

In August, National Beef launched a Sustainability section on its website, which explains what sustainability means to the company and how it prioritizes sustainable business practices.

“Everybody has their opinion about what sustainability is,” said Cannell. “Now, for the public to understand our position, we’ve communicated the definition that National Beef gives to that word.”

12

According to National Beef’s website, “At National Beef, sustainability means operating the business to produce safe, high-quality beef and other products mindful of the interests of our employees, business partners, customers, and the communities in which we operate. We strive to be a good steward of animals in our care and apply processes that protect the environment and natural resources.”

The company’s definition of sustainability comes to life through five pillars (shown right), each of which is engrained in day-to-day operations, business conduct and positioning for the future.

“National Beef has done so many fantastic things that align with the sustainability pillars we’ve designated,” said Michelle Baumhover, director of marketing. “These practices have been part of our mission since 1992. We’re so happy to share how they all fit together and amount to something bigger.”

That “something bigger” is the circular relationship between the land, the farmers, the animals, National Beef and its customers, and together, they are represented by the sustainability tagline: “Best Today, Better Tomorrow.”

“The concept is that today, we’re operating under the best practices possible,” said Baumhover. “We have the best technology, we offer the best benefits to our employees, and our product is best in class. But we know that tomorrow, we want to be better. We are doing our best today and we will continue to improve and strive toward becoming even better tomorrow.”

If National Beef has always operated with these values in mind, why now, in 2023, is it prioritizing and promoting sustainability in such a way?

“Today, consumers care about sustainability in ways they never have before,” said Keith Welty, vice president of marketing. “Our partners, constituents, and customers are asking for transparency. And as National Beef grows and expands our relationships with some of the largest foodservice distributors and retailers in the world, the way we tell our story matters.”

The newfound focus on sustainability, however, has given National Beef an opportunity to tell its story proactively, at a time when proactivity is needed most.

“Unfortunately, our business is often misinterpreted,” said Baumhover. “We are in that middle part of the food chain, that link between cattle and beef, where animals come in live and they leave as product being shipped across the country. This is an excellent opportunity to tell the world how we really operate; an excellent opportunity to pleasantly surprise them. It’s no longer enough to be on the defensive and prove our practices only to those who misconstrue them.”

“It also gives our employees something else to be proud of,” said Marcy Johnson, director of corporate communications. “Our National Beef family members see these practices in action, but it can be difficult to connect the dots and see how truly important they are. We want our own people to recognize all the good National Beef does as a result of our best business practices and understand how much their actions contribute to that impact. A great example of connecting the dots between our people and our actions to protect the environment would be our Liberal, KS, wastewater treatment plant recycling a billion gallons of wastewater every year.”

13

This wastewater is treated then used by local farmers to irrigate their crops.

“But everyone has been part of Share & Grow Together, or participated in our employee opinion surveys,” Cannell continued. “That’s real to them. That makes the sustainability story true for them.”

As the definition and perception of sustainability continues evolving, from being solely environmentally focused, to shifting more toward social responsibility and our part in enriching the lives of employees and enhancing the strength of our communities, National Beef will continue looking for ways to be the best we can today while striving to become better in the future.

“Sustainability is good for our people, it's good for our community, it's good for the animals, and it’s good for business,” said Cannell. “That’s not one of the pillars, but it’s a natural outcome of these sustainable business practices.”

To National Beef, sustainability is more than a buzzword and more than a set of business practices. It’s a commitment to the overarching business philosophy, a core operating framework from the beginning, and a guarantee of success for generations to come.

14